EXHIBIT 11.1
                       EARNINGS PER SHARE COMPUTATIONS

   The following table details the number of common shares and common stock equivalents used in the computation of primary and fully diluted earnings per share.

                                                                                                        THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                    MARCH 31,
                                                         ----------------------------------------  --------------------------
                                                             1993          1994          1995          1995         1996
                                                         ------------  ------------  ------------  ------------  ------------
                                                                                                            (UNAUDITED)
Primary:
 Weighted average common shares outstanding ...........    2,849,786     2,876,752     2,931,136     2,917,797     2,954,472
 Effect of shares issuable under stock option plans
   using the treasury stock method ....................       77,963        80,201        73,300        79,424        75,124
 Effect of shares issued and options granted in 1995
   at prices below the initial public offering price
   using the treasury stock method ....................       18,299        18,299        18,299        31,375        31,375
                                                           ---------     ---------     ---------     ---------     ---------
 Shares used in computing primary earnings per share  .    2,946,048     2,975,252     3,022,735     3,028,596     3,060,971
                                                           =========     =========     =========     =========     =========
Fully Diluted:
 Weighted average common and common equivalent shares
   outstanding(1) .....................................    2,946,048     2,975,252     3,022,735     3,028,596     3,071,401
 Effect of shares contingently issuable under warrants
   issued with the 8% subordinated debentures using
   the treasury stock method ..........................        3,566         3,566         3,566         3,910         7,629
                                                           ---------     ---------     ---------     ---------     ---------
 Shares used in computing fully diluted earnings
   per share ..........................................    2,949,614     2,978,818     3,026,301     3,032,506     3,079,030
                                                           =========     =========     =========     =========     =========

   The following table details the number of common shares and common stock equivalents used in the computation of primary and fully diluted earnings per share on a pro forma basis to reflect the effect of the issuance of additional shares of common stock and the related repayment of debt and redemption of preferred stock as contemplated under this offering.

                                                                           YEAR ENDED     THREE MONTHS ENDED
                                                                          DECEMBER 31,        MARCH 31,
                                                                              1995               1996
                                                                        ---------------   ------------------
                                                                          (UNAUDITED)        (UNAUDITED)
Primary:
 Shares used in computing actual primary earnings per share  .........      3,022,735          3,060,971
 Effect of assumed repayment of debt and redemption of preferred
   stock described in "Use of Proceeds" ..............................        264,175            256,109
                                                                           ----------         ----------
 Shares used in computing primary earnings per share .................      3,286,910          3,317,080
                                                                           ==========         ==========
 Increase in net income available to common shareholders due to above
   assumed repayment and redemption ..................................     $  104,692         $   20,463
                                                                           ==========         ==========
Fully Diluted: .......................................................
 Shares used in computing actual fully diluted earnings per share  ...      3,026,301          3,079,030
 Effect of assumed repayment of debt and redemption of preferred
   stock described in "Use of Proceeds" ..............................        264,175            256,109
                                                                           ----------         ----------
 Shares used in computing fully diluted earnings per share  ..........      3,290,476          3,335,139
                                                                           ==========         ==========
 Increase in net income available to common shareholders due to above
   assumed repayment and redemption ..................................     $  104,692         $   20,463
                                                                           ==========         ==========

Note(1): The end of period prices and average prices for the Company's common stock was substantially the same for these periods. Accordingly, there are no differences in the number of weighted average common and common equivalent shares outstanding for primary and fully diluted bases.